Exhibit 99.1

HOLLY CORPORATION ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     Increases Quarterly Cash Dividend

     Resumes Stock Repurchase Program

     Dallas, Texas, August 2, 2004 — Holly Corporation (NYSE-HOC) today announced that its Board of Directors has approved a two-for-one stock split payable in the form of a stock dividend of one share of common stock for each issued and outstanding share of common stock. The dividend will be paid on August 30, 2004 to all holders of common stock at the close of business on August 16, 2004. Immediately prior to the dividend there will be approximately 15.9 million shares of common stock outstanding and immediately after the distribution there will be approximately 31.8 million shares of common stock outstanding.

     The Board of Directors also declared a regular quarterly cash dividend in the amount of $.08 per share, on a post-split basis, payable on October 4, 2004 to holders of record on September 20, 2004. This is a 23% increase from the most recent quarterly dividend rate of $.13 per share, or $.065 per share on a post-split basis.

     The Company also announced that it will be resuming its $20 million stock repurchase program that was originally announced in October 2001. Under the program, the Company has repurchased over 270,000 shares for $4.7 million from October 2001 through February 2003. Future repurchases under the program will be made from time to time in open market purchases or privately negotiated transactions, subject to price and availability. The repurchases will be financed with currently available corporate funds.

     “The decisions to declare a stock split, increase our quarterly cash dividend, and resume our stock repurchase program demonstrate the confidence we have in Holly’s business and its future prospects, as well as our strong commitment to maximizing shareholder value” said Lamar Norsworthy, Chairman and Chief Executive Officer of Holly Corporation.

     Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a majority interest (including the general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 1,000 miles of refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Treasury and Investor Relations
Holly Corporation
214/871-3555